EXHIBIT 99.1

Orange 21 Inc. 2070 Las Palmas Drive Carlsbad, CA 92009 PH: (760) 804-8420 FX: (760) 804-8442 NASDAQ: [ORNG] www.orangetwentyone.com

Orange 21 Inc. Announces The Appointment of Ted Roth to the Board of Directors

CARLSBAD, CA, October 11, 2005 — Orange 21 Inc. (NASDAQ: ORNG), a leading developer of brands that produce premium products for the action sport and youth lifestyle markets, announced today the appointment of Ted Roth to its Board of Directors effective October 11, 2005.

Mr. Roth is Managing Director of Roth Capital Partners, LLC, an investment banking firm headquartered in Newport Beach, CA.  He was an executive at Alliance Pharmaceutical Corp, a publicly-owned specialty pharmaceutical development company, for 15 years, and spent 10 years with a privately-held manufacturing company in various financial and management positions.  Mr. Roth is currently a member of the Boards of Directors of Alliance Pharmaceutical and BioMed Realty Trust, Inc. (NYSE: BMR).  Additionally, Mr. Roth is active in the San Diego community, serving as a Director of the San Diego Regional Chamber of Commerce (2002 Chairman), the San Diego Children’s Hospital & Health Center, and the San Diego International Sports Council.  Mr. Roth graduated from Iowa Wesleyan College, and has a J.D. from Washburn University and an LL.M. from the University of Missouri in Kansas City.

Mr. Roth will replace Roger Penske, Jr. who, effective the same date, is leaving the board for personal reasons.

“Ted brings an incredible wealth of knowledge and experience to Orange 21’s Board of Directors, and we are very pleased that he is joining us,” said Barry Buchholtz, Chief Executive Officer of Orange 21.  “Ted’s financial expertise and public company experience make him a great addition to our board.”  Commenting on Mr. Penske’s resignation, Mr. Buchholtz stated, “Roger has been a valued member of our board since 1998 and his counsel and support have played a key role in the growth and success that Orange has achieved.  We thank him for his service.”

About Orange 21 Inc.

Orange 21 develops brands that produce premium products for the action sport and youth lifestyle markets. Orange 21’s brands include Spy Optic™, which manufactures sunglasses and goggles targeted towards the action sports and youth lifestyle market, and E Eyewear™, which manufactures the signature Dale Earnhardt, Jr. sunglass line.

Contact:

Orange 21, Inc.

Michael Brower, CFO

760.804.8420

OR

Integrated Corporate Relations

Investor Relations

310.395.2215

Andrew Greenebaum / agreenebaum@icrinc.com

Allyson Pooley / apooley@icrinc.com